UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2015 (November 9, 2015)

EQT Midstream Partners, LP

(Exact name of registrant as specified in its charters)

DELAWARE	1-35574	37-1661577
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania	15222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 553-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement.

Underwriting Agreement

On November 9, 2015, EQT Midstream Partners, LP (EQM) entered into an Underwriting Agreement (Underwriting Agreement) by and among EQM, on the one hand, and Citigroup Global Markets Inc. and Barclays Capital Inc., as the underwriters (Underwriters), on the other hand, providing for the offer and sale by EQM (Offering), and purchase by the Underwriters, of 5,650,000 common units representing limited partner interests in EQM (Common Units) at a price to the Underwriters of $70.86 per Common Unit. Pursuant to the Underwriting Agreement, EQM also granted the Underwriters an option for a period of 30 days to purchase up to an additional 847,500 Common Units on the same terms.

The Offering is registered under the Securities Act of 1933, as amended (Securities Act), pursuant to a shelf registration statement on Form S-3 (Registration No. 333-189719) (as amended, the Registration Statement), which became effective automatically upon filing with the Securities and Exchange Commission on July 1, 2013.  The Offering was made under the prospectus supplement dated November 9, 2015 (Prospectus Supplement), and the accompanying prospectus, dated July 1, 2013, constituting a part of the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and agreements of EQM, and customary conditions to closing, obligations of the parties and termination provisions. EQM has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on November 16, 2015.  EQM expects to receive net proceeds from the sale of Common Units in the Offering of approximately $399.9 million, after deducting estimated offering expenses.  EQM intends to use the net proceeds from the Offering, and any exercise of the Underwriters’ option to purchase additional Common Units, for general partnership purposes, including to fund a portion of EQM’s anticipated transmission and gathering expansion in 2016.

As more fully described under the caption “Underwriting” in the Prospectus Supplement, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory services for EQM, EQT Corporation, EQT GP Holdings, LP and their respective affiliates from time to time in the ordinary course of their business for which they have received, or may in the future receive, customary fees and reimbursement of expenses.  In addition, affiliates of the Underwriters are lenders under EQM’s revolving credit facility. To the extent EQM uses proceeds from the Offering to repay indebtedness under its revolving credit facility, such affiliates may receive proceeds from the Offering.

The Underwriting Agreement and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Underwriting Agreement.  They are not intended to provide any other factual information about EQM, EQT Midstream Services, LLC, the general partner of EQM (EQM General Partner), or their respective subsidiaries, affiliates, businesses or equity holders.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Underwriting Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors.  Moreover, the subject matter of the representations and warranties are subject to more recent developments.  Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of EQM, the EQM General Partner, or their respective subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

The foregoing description and the description contained in the Prospectus Supplement are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference. Legal opinions relating to the Common Units are included as Exhibits 5.1 and 8.1 to this Current Report.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

EXHIBIT NUMBER	DESCRIPTION

1.1	Underwriting Agreement, dated as of November 9, 2015, by and among EQT Midstream Partners, LP and the Underwriters named therein.

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1	Opinion of Baker Botts L.L.P. relating to tax matters.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1 hereto)

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 8.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC,
its general partner

By:	/s/ Philip P. Conti
Philip P. Conti
Senior Vice President and Chief Financial Officer

Date:  November 13, 2015

Signature Page to Closing Form 8-K

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

1.1	Underwriting Agreement, dated as of November 9, 2015, by and among EQT Midstream Partners, LP and the Underwriters named therein.

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1	Opinion of Baker Botts L.L.P. relating to tax matters.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1 hereto)

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 8.1 hereto)